Exhibit 2.1

ASSET PURCHASE AGREEMENT
by and among
Luna Technologies, Inc.
as Buyer
Luna Innovations Incorporated
as Buyer Guarantor
and
Micron Optics, Inc.,
as Seller
Dated October 15, 2018

Table of Contents
Page

1.DEFINITIONS AND USAGE    1
1.1Definitions    1
1.2Usage    14
2.SALE AND TRANSFER OF ASSETS; CLOSING    15
2.1Assets to be Sold    15
2.2Excluded Assets    17
2.3PURCHASE PRICE    17
2.4Liabilities    18
2.5Allocation    20
2.6Closing    20
2.7Closing Obligations    20
2.8POST-CLOSING FINAL NET WORKING CAPITAL ADJUSTMENT    22
2.9Consents    24
2.10Escrow Fund    24
3.REPRESENTATIONS AND WARRANTIES OF SELLER    25
3.1Organization and Good Standing    25
3.2Enforceability; Authority; No Conflict    25
3.3Capitalization    26
3.4Financial Statements    27
3.5Books and Records    27
3.6Sufficiency of Assets    27
3.7ROYALTIES    27
3.8Real Property    27
3.9Title to Assets; Encumbrances    29
3.10condition of property    29
3.11Accounts Receivable    30
3.12Inventories    30
3.13No Undisclosed Liabilities    30
3.14Taxes    31
3.15No Material Adverse Effect    32
3.16Employee Benefits    32
3.17Compliance With Legal Requirements; Governmental Authorizations    36
3.18Legal Proceedings; Orders    37
3.19Absence of Certain Changes and Events    38
3.20Contracts; No Defaults    39
3.21Insurance    42
3.22Environmental Matters    43
3.23Employees    44
3.24Labor Disputes; Compliance    45
3.25Intellectual Property Assets    46
3.26data privacy and security    50
3.27certain business practices    50
3.28Relationships With Related Persons    50
3.29Brokers or Finders    51
3.30Solvency    51
3.31CUSTOMERS    51
3.32Suppliers    51
3.33PRODUCT WARRANTIES; PRODUCT LIABILITY    51
3.34Disclosure    52
3.35NO OTHER REPRESENTATIONS OR WARRANTIES    52
4.REPRESENTATIONS AND WARRANTIES OF BUYER    52
4.1Organization and Good Standing    52
4.2Authority; No Conflict    52
4.3Certain Proceedings    53
4.4Brokers or Finders    53
4.5Sufficiency of Funds    53
5.COVENANTS OF SELLER PRIOR TO CLOSING    53
5.1Access and Investigation    53
5.2Operation of the Business of Seller    54
5.3Negative Covenant    55
5.4Required Approvals    55
5.5Notification    55
5.6No Negotiation    56
5.7Best Efforts    56
5.8Payment of Liabilities    56
6.COVENANTS OF BUYER PRIOR TO CLOSING    56
6.1Required Approvals    56
6.2Best Efforts    56
7.CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE    57
7.1Accuracy of Representations    57
7.2Seller’s Performance    57
7.3Consents    57
7.4No Injunction    57
7.5No Proceedings    57
7.6No Conflict    57
7.7Governmental Authorizations    58
7.8No Material Adverse Effect    58
8.CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE    58
8.1Accuracy of Representations    58
8.2Buyer’s Performance    58
8.3No Injunction    58
8.4No Proceedings    58
8.5No Conflict    59
9.TERMINATION    59
9.1Termination Events    59
9.2Effect of Termination    59
10.ADDITIONAL COVENANTS    60
10.1Employees and Employee Benefits    60
10.2Payment of All Taxes Resulting From Sale of Assets by Seller    62
10.3Payment of Other Retained Liabilities    63
10.4Change of Name    63
10.5Restrictions on Seller Dissolution And Distributions    63
10.6Removing Excluded Assets    63
10.7Assistance in Proceedings    63
10.8Noncompetition, Nonsolicitation and Nondisparagement    64
10.9Customer and Other Business Relationships    65
10.10Retention of and Access to Records    65
10.11Further Assurances    65
10.12INSURANCE CLAIMS    65
11.INDEMNIFICATION; REMEDIES    66
11.1Survival    66
11.2Indemnification by seller    66
11.3Indemnification by buyer    67
11.4Certain Limitations    67
11.5Indemnification Procedures    68
11.6Payments    70
11.7Tax Treatment of Indemnification Payments; Net of insurance    70
11.8Exclusive Remedies; EFFECT OF INVESTIGATION    70
12.CONFIDENTIALITY    71
13.GENERAL PROVISIONS    71
13.1Expenses    71
13.2Public Announcements    71
13.3Notices    71
13.4Jurisdiction; Service of Process; Waiver of jury trial    73
13.5Enforcement of Agreement    73
13.6Waiver; Remedies Cumulative    74
13.7Entire Agreement and Modification    74
13.8Assignments, Successors and No Third-Party Rights    74
13.9Severability    74
13.10Construction    75
13.11Time of Essence    75
13.12Governing Law    75
13.13Execution of Agreement    75
13.14BUYER GUARANTOR    75

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (“Agreement”) is dated October 15, 2018, by and among Luna Technologies, Inc., a Delaware corporation (“Buyer”); Micron Optics, Inc., a Georgia corporation (“Seller”); and, solely for the limited purpose of Section 13.14 hereof, Luna Innovations Incorporated, a Delaware corporation (“Buyer Guarantor”).
RECITALS
A.Seller is engaged in the business of the development, design, engineering, manufacture or sale of assemblies, modules, subsystems and instrumentation, operating in the infrared portion of the spectrum (including but not limited to 1450nm – 1650 nm), incorporating Fabry-Perot based swept laser technology as the primary probe light source and fiber optic point sensors of various kinds (primarily fiber Bragg gratings and extrinsic Fabry-Perot cavities) for use in test, measurement or sensing applications (the “Business”).
B.Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, substantially all of the assets, and certain specified liabilities, of Seller and the Business, for the consideration and subject to the terms and conditions set forth in this Agreement.
The parties, intending to be legally bound, agree as follows:

1.	Definitions and Usage

1.1	DEFINITIONS
For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:
“401(k) Plan” – as defined in Section 10.1(d).
“Accounting Expert” – a nationally recognized top-ten independent public accounting firm that has not previously been engaged by any of the parties in the twenty-four (24) months preceding the Closing Date and that is agreed upon by Buyer and Seller in writing.
“Accounts Receivable” – (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.
“Active Employees” – as defined in Section 10.1(a).
“Affiliate” – with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” – as defined in the first paragraph of this Agreement.
“Anti-Bribery Laws” – as defined in Section 3.27.
“Applicable Accounting Principles” – GAAP applied in a manner consistent with the preparation of the Financial Statements, subject to the application of the practices, procedures, judgments, policies and assumptions set forth on Exhibit A-1.
“Assigned Contracts” – as defined in Section 2.1(d).
“Assignment and Assumption Agreement” – as defined in Section 2.7(c)(ii).
“Assignment of Lease” – as defined in Section 2.7(c)(v).
“Assumed Liabilities” – as defined in Section 2.4(a).
“Balance Sheet” – as defined in Section 3.4.
“Basket” – as defined in Section 11.4(a).
“Best Efforts” – the commercially reasonable best efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result in a reasonably expeditious manner, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.
“Bill of Sale” – as defined in Section 2.7(c)(i).
“Breach” – any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event for which if notice was given to a counterparty and if uncured after the expiration of any applicable cure period would constitute such a breach, inaccuracy or failure.
“Bulk Sales Laws” – as defined in Section 5.8.
“Business” – as defined in Recital A.
“Business Day” – any day other than (a) Saturday or Sunday or (b) any other day on which banks in the Commonwealth of Virginia are permitted or required to be closed.
“Buyer” – as defined in the first paragraph of this Agreement.
“Buyer Common Stock” – the common stock of Buyer, no par value.
“Buyer Fundamental Representations” – the representations set forth in Sections 4.1, 4.2, 4.4 and 4.5.
“Buyer Guarantor” – as defined in the first paragraph of this Agreement.
“Buyer Indemnified Parties” – as defined in Section 11.2.
“Buyer Plan” – as defined in Section 10.1(d).
“Buyer’s Closing Documents” – as defined in Section 4.2(a).
“Closing” – as defined in Section 2.6.
“Closing Date” – as defined in Section 2.6.
“Closing Effective Time” – 11:59:59 p.m. on the Closing Date.
“COBRA” – as defined in Section 3.16(f).
“Code” – the Internal Revenue Code of 1986, as amended from time to time.
“Competing Business” – as defined in Section 10.8(a).
“Consent” – any approval, consent, ratification, waiver or other authorization.
“Contemplated Transactions” – all of the transactions contemplated by this Agreement.
“Contract” – any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).
“Copyrights” – copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing.
“Current Liabilities” - the sum of accounts payable, accrued expenses and other current liabilities of Seller.
“Data Privacy and Security Laws” means any Legal Requirement governing (a) the proper use, collection, recording, storing, altering, retrieving, consulting, transferring, disclosing (whether authorized or unauthorized) or otherwise processing of Personally Identifiable Information or other information regarding an individual who can be identified from such data or from such data and other information in the possession of Seller, (b) notification to individuals or Governmental Bodies upon loss, unauthorized access or other misuse of personal data and (c) the administrative, technical, or physical controls that protect Personally Identifiable Information from unauthorized access, use or disclosure.
“Defined Benefit Plan” – as defined in Section 3.16(a).
“Direct Claim” – as defined in Section 11.5(c).
“Disclosure Schedules” – the disclosure schedules attached hereto and delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Employee Plans” – as defined in Section 3.16(a).
“Encumbrance” – any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
“Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air and sub-slab air), plant and animal life and any other environmental medium or natural resource.
“Environmental, Health and Safety Liabilities” – any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:
(a)    any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);
(b)    any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;
(c)    financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
(d)    any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.
The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).
“Environmental Law” – any Legal Requirement that requires or relates to:
(a)    advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;
(b)    preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment or regulating the discharge or emission of pollutants or contaminants;
(c)    reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated, or the proper handling, storage, reuse, recycling, treatment or disposal of solid waste;
(d)    assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
(e)    protecting resources, species or ecological amenities;
(f)    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;
(g)    assessing, removing, cleaning up and monitoring pollutants that have been Released, preventing the Threat of Release or paying the costs of such assessment, removal, clean up, monitoring or prevention;
(h)    obtaining or complying with Governmental Authorizations for the ownership, use, operation, siting or maintenance of any real or personal property, including equipment and fixtures; or
(i)    making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
“Equitable Exceptions” – as defined in Section 3.2(a).
“ERISA” – the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” – as defined in Section 3.16(a).
“Escrow Agent” – Wilmington Trust, National Association.
“Escrow Agreement” – as defined in Section 2.7(c)(iv).
“Escrow Amount” – $1,000,000 of the Purchase Price.
“Escrow Fund” – as defined in Section 2.10.
“Escrow Termination Date” is the later of (A) October 1, 2019, or (B) the first to occur of: (i) the date of receipt of a warning letter (or similar communication from the responsible U.S. government agency(ies)) resolving the matters described on Schedule 3X, (ii) the date of the signing of a settlement agreement with the responsible U.S. government agency(ies) resolving the matters described on Schedule 3X, or (iii) the date the matters described on Schedule 3X are resolved to the mutual satisfaction of Buyer and Seller, as evidenced by a Joint Release Instruction under the Escrow Agreement; provided, however that in no event will the Escrow Termination Date extend past the second anniversary of the date of this Agreement.
“Exchange Act” – the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” – as defined in Section 2.2.
“Facilities” or “Facility” – any real property, buildings, improvements and other facilities, whether owned in fee simple or by leasehold, and any other interest in real property currently or formerly owned, leased, occupied or operated by Seller, including, without limitation, the Tangible Personal Property used or operated by Seller, at the premises leased under any Real Property Lease.
“Final Net Working Capital” – as defined in Section 2.8(a).
“Financial Statements” – as defined in Section 3.4.
“GAAP” – generally accepted accounting principles for financial reporting in the United States.
“Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (f) any amendment or supplement to any of the foregoing.
“Governmental Authorization” – any Consent, Order, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” – any:
(a)    nation, state, county, city, town, borough, village, district or other jurisdiction;
(b)    federal, state, local, municipal, foreign or other government;
(c)    governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, arbitrator or other entity exercising governmental or quasi-governmental powers);
(d)    multinational organization or body;
(e)    body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or
(f)    official of any of the foregoing.
“Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.
“Hazardous Material” – any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance,” “oil,” “petroleum,” “solid waste” or “pollutant” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
“Indemnified Party” – as defined in Section 11.5.
“Indemnifying Party” – as defined in Section 11.5.
“Insurance Policies” – as defined in Section 3.21(a).
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world and all rights in, arising out of, or associated therewith: (a) Patents; (b) Trademarks; (c) Copyrights; (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) Trade Secrets; (g) Software; and (h) any other intellectual or industrial property.
“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that relates to or is used or held for use in the conduct of the Business to which Seller is a party, beneficiary or otherwise bound, excluding for this purpose commercially available Software that constitutes Open Source Materials or off-the-shelf or shrinkwrap Software licenses or licenses of Software supplied with equipment or office computers, in each case with annual fees of less than $1,500 per year (“Standard Licenses”).
“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and relates to or is used or held for use in the conduct of the Business, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action, whether known or unknown, with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages (including attorneys’ fees), restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.
“Intellectual Property Assignment” – as defined in Section 2.7(c)(iii).
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.
“Interim Balance Sheet” – as defined in Section 3.4.
“International Trade Applicable Laws and Regulations” means all applicable Legal Requirements concerning the importation of merchandise, export controls, economic or financial sanctions, and anti-bribery, including: (i) regulations issued or enforced by and programs administered by the United States Customs and Border Protection, (ii) the International Emergency Economic Powers Act, as amended, (iii) the Arms Export Control Act of 1976, as amended, (iv) the International Traffic in Arms Regulations, (v) any other export controls administered by an agency of the United States government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, (vi) the embargoes and restrictions administered by the United States Department of Treasury Office of Foreign Sellers Control (“OFAC”), (vii) the Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption applicable Law, (viii) the anti-boycott regulations administered by the United States Department of Commerce and the anti-boycott regulations administered by the United States Department of Treasury, (ix) North American Free Trade Agreement legislation and regulations of the United States, Canada, and Mexico, (x) U.S. antidumping and countervailing duty laws, and (xi) other applicable Legal Requirements adopted by the governments or agencies of other countries relating to the same subject matter as the laws described above that apply to the Seller.
“Inventories” or “Inventory” – all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.
“IRS” – the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
“Knowledge of Seller” or “Seller’s Knowledge” or any similar knowledge qualification – the actual knowledge of Todd Haber or Tom Graver, after due and reasonable inquiry.
“Landlord” means the landlord under the Real Property Lease for Seller’s offices located at 1852 Century Place NE, First Floor, Atlanta GA 30345.
“Lease” – any Real Property Lease, and any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.
“Leased Real Property” – as defined in Section 3.8(b).
“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, ordinance, order, decree, regulation, statute or treaty.
“Liability” – with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Losses” – losses, damages, Liabilities, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include incidental, consequential or punitive damages, except in the case of actual fraud or to the extent actually awarded to a Governmental Authority or other third party.
“Material Adverse Effect” – any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the Contemplated Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry or markets in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, sabotage, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Sections 3.2(b), 3.2(c) and 5.4; (vi) any changes in applicable Legal Requirements or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the Contemplated Transactions or any other action required by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industry in which the Business operates.
“Material Consents” means any consents to assignment listed on Exhibit A-2.
“Multiemployer Plan” – as defined in Section 3.16(a).
“Net Working Capital” means, as of the Closing, (a) the sum of accounts receivable, Inventory and prepaid expenses and other current assets of the Seller, other than any Excluded Assets, less (b) Current Liabilities and excluding any Retained Liabilities. For the avoidance of doubt, in calculating the Net Working Capital, Buyer shall be able to use relevant information available up until the time in which the Net Working Capital Statement is delivered; provided that the Buyer shall provide the Seller and its Representatives the right to observe and participate in any physical count of the Inventory of the Business to be used in the calculation of Net Working Capital.
“Net Working Capital Statement” – as defined in Section 2.8(a).
“Net Working Capital Target” – $2.05 million.
“Nondisclosure Agreement”- the Nondisclosure Agreement by and between Buyer Guarantor and Seller dated effective August 27, 2017.
“Notice of Disagreement” – as defined in Section 2.8(f).
“Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act.
“Open Source Materials” means any material (including Software) that contains, or is derived in any manner (in whole or in part) from, any Software or other material that is distributed as free or open source (e.g., under a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License), or pursuant to similar licensing and distribution models (as presently conducted and as proposed to be conducted).
“Order” – any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body.
“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:
(a)    is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;
(b)    does not require authorization by the board of directors or shareholders of such Person; and
(c)    is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same lines of business as such first Person.
“Patents” – issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, renewals, extensions, nationalizations, validations, counterparts (domestic or foreign), or restorations of any of the foregoing (regardless of lapse, expiration or abandonment status), and other Governmental Body-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) together with industrial designs, registrations, applications for registration, and renewals thereof.
“PBGC” – as defined in Section 3.16(b).
“Permitted Encumbrances” – as defined in Section 3.9(a).
“Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
“Personally Identifiable Information” – with respect to any natural Person, such person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes or passwords, or other information that allows the identification of or could be used to identify such Person or enables access to or could be used to enable access to such Person’s financial information.
“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.
“Purchase Price” – as defined in Section 2.3.
“Purchase Price Allocation” – as defined in Section 2.5.
“Purchased Assets” – as defined in Section 2.1.
“Real Property Lease” – as defined in Section 3.8(b).
“Record” – information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Related Person” –
With respect to a particular individual:
(a)    each other member of such individual’s Family;
(b)    any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;
(c)    any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
(d)    any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
With respect to a specified Person other than an individual:
(a)    any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
(b)    any Person that holds a Material Interest in such specified Person;
(c)    each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);
(d)    any Person in which such specified Person holds a Material Interest; and
(e)    any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
“Release” – any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.
“Remedial Action” – all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.
“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Restricted Period” – as defined in Section 10.8(a).
“Retained Liabilities” – as defined in Section 2.4(b).
“SEC” – the United States Securities and Exchange Commission.
“Securities Act” – as defined in Section 3.3.
“Seller” – as defined in the first paragraph of this Agreement.
“Seller Contract” – any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller, including, without limitation, the Purchased Assets, is or may become bound.
“Seller Data” – as defined in Section 3.26.
“Seller Fundamental Representations” – the representations set forth in Sections 3.1(b), 3.2, 3.7, 3.9, 3.14, 3.16, 3.17(c), 3.22, 3.28 and 3.29.
“Seller Indemnified Parties” – as defined in Section 11.3.
“Seller’s Closing Documents” – as defined in Section 3.2(a).
“Shareholder” shall mean anyone holding any shares of capital stock of Seller or any rights or options to acquire same.
“Software” – all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
“Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.
“Tangible Personal Property” – all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
“Tax” – any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract or pursuant to operation of law.
“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Third Party” – a Person that is not a party to this Agreement.
“Third-Party Claim” – as defined in Section 11.5(a).
“Threat of Release” – a reasonable likelihood of a Release that requires action in order to prevent or mitigate damage to the Environment that may result from such Release.
“Trade Secrets” – trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein.
“Trademarks” - trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing.
“Transaction Documents” means this Agreement (including the Disclosure Schedules hereto), the Escrow Agreement, Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment, the Assignment of Lease, and the other agreements, instruments and documents required to be delivered at the Closing.
“Transferred Employees” – as defined in Section 10.1(b)(i).
“WARN Act” – as defined in Section 3.23(d).

1.2	USAGE
(a)    Interpretation. In this Agreement, unless a clear contrary intention appears:
(i)    the singular number includes the plural number and vice versa;
(ii)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
(iii)    reference to any gender includes each other gender;
(iv)    reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(v)    reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;
(vi)    “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
(vii)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(viii)    “or” is used in the inclusive sense of “and/or”;
(ix)    with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and
(x)    references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
(b)    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
(c)    Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.	Sale and Transfer of Assets; Closing

2.1	ASSETS TO BE SOLD
Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Closing Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property, rights and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):
(a)    all Tangible Personal Property, including those items described in Schedule 2.1(a);
(b)    all Inventories;
(c)    all Accounts Receivable;
(d)    all Seller Contracts, including those listed in Schedule 3.20(a) for which consent to assignment is not expressly required or for which Material Consents are obtained or for which Consents to assignment are later obtained pursuant to Section 2.9(a) (but excluding those listed in Schedule 2.2(j) or those expressly designated on Schedule 3.20(a) as not being assigned to or assumed by Buyer) (“Assigned Contracts”), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;
(e)    all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Schedule 3.17(b);
(f)    all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(f);
(g)    all of the intangible rights and property of Seller, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses, data/databases and listings and those items listed in Schedules 3.25(a) and (b);
(h)    all insurance proceeds, if any, recovered pursuant to Section 10.12;
(i)    all claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent (other than a right to submit a claim in the future for insurance benefits), including all such claims listed in Schedule 2.1(i);
(j)    all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not Excluded Assets; and
(k)    the property, rights and assets expressly designated in Schedule 2.1(k).
All of the property, rights and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Purchased Assets.”
Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2	EXCLUDED ASSETS
Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:
(a)    all cash, cash equivalents and short-term investments;
(b)    all minute books, stock Records and corporate seals of Seller;
(c)    the shares of capital stock of Seller held in treasury;
(d)    all insurance policies and benefits and rights thereunder (except to the extent specified in Section 10.12);
(e)    all Seller Contracts other than Assigned Contracts;
(f)    all personnel Records and other Records that Seller is required by law to retain in its possession;
(g)    all claims for refund of Taxes, deferred Tax assets (including net operating loss carryforwards and research and development tax credits) and other governmental charges of whatever nature;
(h)    all rights in connection with and assets of the Employee Plans;
(i)    all rights of Seller under this Agreement and the other Transaction Documents;
(j)    the property, rights and assets expressly designated in Schedule 2.2(j);
(k)    any equity interest in any subsidiary organized and located outside the United States of America; and
(l)    all rights and control of its attorney-client privilege and any other related rights vis a vis its legal counsel with respect to the negotiation of the Transaction Documents and the Contemplated Transactions.

2.3	PURCHASE PRICE
The aggregate purchase price for the Purchased Assets shall be $5,000,000, subject to adjustment following the Closing pursuant to Section 2.8 (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in Sections 2.7(a) and (b).

2.4	LIABILITIES
(a)    Assumed Liabilities. On the Closing Date, but effective as of the Closing Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):
(i)    any trade account payable that is included as a Current Liability in the Final Net Working Capital;
(ii)    any Liability to Seller’s customers incurred by Seller in the Ordinary Course of Business for non-delinquent orders outstanding as of the Closing Effective Time reflected on Seller’s books (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Effective Time);
(iii)    any Liability to Seller’s customers under warranty agreements in the forms disclosed in Schedule 2.4(a)(iii) given by Seller to its customers prior to the Closing Effective Time (other than any Liability arising out of or relating to a non-warranty Breach that occurred prior to the Closing Effective Time);
(iv)    any Liability arising after the Closing Effective Time under the Assigned Contracts (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Effective Time); and
(v)    any Liability of Seller described in Schedule 2.4(a)(vi) to the extent expressly included as a Current Liability in the Final Net Working Capital.
(b)    Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:
(i)    any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Closing Effective Time other than to the extent assumed under Section 2.4(a)(ii), (iii) or (iv);
(ii)    any Liability under any Assigned Contract that arises after the Closing Effective Time to the extent it arises out of a Breach by Seller that occurred prior to the Closing Effective Time;
(iii)    any Liability for Taxes prorated as of the Closing Effective Time, including (A) any Taxes arising as a result of Seller’s operation of its business or ownership of the Purchased Assets prior to the Closing Effective Time, (B) any Taxes assessable against Seller that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;
(iv)    any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;
(v)    any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s Business or Seller’s leasing, ownership or operation of real property prior to the Closing;
(vi)    any Liability under the Employee Plans, including but not limited to the 401(k) Plan or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, any other bonus plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;
(vii)    any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;
(viii)    any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;
(ix)    any Liability of Seller to any Shareholder or Related Person of Seller or any Shareholder;
(x)    any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;
(xi)    any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;
(xii)    any Liability arising out of any Proceeding pending as of the Closing Effective Time;
(xiii)    any Liability arising out of any Proceeding resulting from or arising out of occurrences or events happening prior to the Closing Effective Time, including without limitation arising out of the matters referenced in Schedule 3X;
(xiv)    any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body, including without limitation arising out of the matters referenced in Schedule 3X;
(xv)    any Liabilities associated with debt, loans or credit facilities of Seller and the Business owing to a Person;
(xvi)    any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;
(xvii)    any Liability under, arising out of or relating to that certain Settlement, Release and Indemnity Agreement dated November 30, 2016 between National Instruments Corporation and Seller, as amended by that certain First Amendment to Settlement, Release and Indemnity Agreement dated December 19, 2016 and that Second Amendment to Settlement, Release and Indemnity Agreement dated March 16, 2017; and
(xviii)    any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing Effective Time.
(c)    Notwithstanding anything else herein to the contrary, to the extent any Liabilities are included as a Current Liabilities in the final calculation of the Final Net Working Capital, they shall be treated as Assumed Liabilities to the extent set forth in the final calculation of the Final Net Working Capital.

2.5	ALLOCATION
Within 120 days of the Closing, the parties shall agree on an allocation of the Purchase Price (including any adjustments made thereto) and any liabilities assumed, for Tax purposes (such allocation, the “Purchase Price Allocation”). Buyer shall prepare, and provide to Seller, a draft Purchase Price Allocation within 90 days after Closing. Seller shall provide any comments to the draft Purchase Price Allocation to Buyer within 20 days upon receipt thereof. If Seller does not provide any comments within the requisite time period, the draft Purchase Price Allocation shall be treated as final. The parties agree to use the final Purchase Price Allocation for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including any reports required to be filed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The parties shall timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state, local or foreign Tax Legal Requirements) and any required attachments thereto in accordance with the final Purchase Price Allocation. Neither Buyer nor Seller shall take any position in any Tax Return, audit, or otherwise, that is inconsistent with the final Purchase Price Allocation, nor shall Buyer or Seller in any way represent that the final Purchase Price Allocation is not correct, unless otherwise required by applicable Legal Requirements.

2.6	CLOSING
The closing of the Contemplated Transactions (the “Closing”) shall take place on as soon as practical when all Closing conditions set forth in Sections 7 and 8 have been satisfied or duly waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or due waiver of such conditions at such time) by electronic mail or overnight courier delivery as the parties may agree. The date on which the Closing takes place shall be the “Closing Date”. The Closing shall be deemed to be effective as of the Closing Effective Time.

2.7	CLOSING OBLIGATIONS
In addition to any other documents or deliverables to be delivered under other provisions of this Agreement, at the Closing:
(a)    Buyer shall pay or cause to be paid, in cash by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer, the Purchase Price less the Escrow Amount;
(b)    Buyer shall deliver the Escrow Amount, in cash by wire transfer of immediately available funds, to the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement;
(c)    Seller shall deliver or cause to be delivered to Buyer the following items (in form and substance reasonably satisfactory to Buyer and its counsel, unless otherwise specified below):
(i)    a bill of sale for all of the Purchased Assets that are Tangible Personal Property in substantially the form of Exhibit B (the “Bill of Sale”), duly executed by Seller;
(ii)    an assignment of all of the Purchased Assets that are intangible personal property in substantially the form of Exhibit C, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by Seller;
(iii)    an assignment of all Intellectual Property Assets in substantially the form of Exhibit D, duly executed by Seller (the “Intellectual Property Assignment”);
(iv)    an escrow agreement in substantially the form of Exhibit E, duly executed by Seller (the “Escrow Agreement”);
(v)    an assignment of lease in substantially the form of Exhibit F, duly executed by Seller and Landlord (the “Assignment of Lease”);
(vi)    a certificate pursuant to Treasury Regulation Section 1.1445-2(b), duly executed and acknowledged by Seller, certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code;
(vii)    certificate(s) of insurance evidencing Buyer being named as an additional insured under Seller’s insurance policies in effect as of the Closing Date to the extent that Seller was able to have Buyer so named with reasonable effort;
(viii)    releases of all Encumbrances on the Purchased Assets, other than Permitted Encumbrances, including releases or certificates of satisfaction of each mortgage, deed of trust or other similar encumbrance of record with respect to each parcel of real property included in the Purchased Assets, if any;
(ix)    a certificate dated as of a date not earlier than the third Business Day prior to the Closing as to the good standing of Seller in the State of Georgia;
(x)    a certificate, dated as of the Closing Date, executed by Seller stating that the conditions specified in Section 7.1, Section 7.2 and Section 7.8 have been satisfied;
(xi)    a certificate of the Secretary of Seller, dated as of the Closing Date, certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, (i) certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 10.4 and (ii) certifying as to the incumbency and signatures of the officers of Seller executing this Agreement and any other Transaction Document; and
(xii)    all other consents, filings, certificates, documents, instruments and other items required to be delivered by Seller pursuant to this Agreement, and all such other documents, certificates and instruments as Buyer shall reasonably request to give effect to the Contemplated Transactions or to vest in Buyer good, valid, insurable and marketable title in and to the Purchased Assets free and clear of all Encumbrances, except Permitted Encumbrances.
(d)    Buyer shall deliver, or cause to be delivered, to Seller the following items (in form and substance reasonably satisfactory to Seller and its counsel, unless otherwise specified below):
(i)    the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(ii)    the Assignment and Assumption Agreement, duly executed by Buyer;
(iii)    the Assignment of Lease, duly executed by Buyer;
(iv)    a certificate, dated as of the Closing Date, executed by Buyer stating that the conditions specified in Section 8.1 and Section 8.2 have been satisfied; and
(v)    a certificate of the Secretary of Buyer, dated as of the Closing Date, certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying as to the incumbency and signatures of the officers of Buyer executing this Agreement and any other Transaction Document.

2.8	POST-CLOSING FINAL NET WORKING CAPITAL ADJUSTMENT
(a)    As soon as practicable but in no event later than 75 days after the Closing Date, Buyer shall deliver to Seller a statement (the “Net Working Capital Statement”) of the Net Working Capital as of the Closing without giving effect to any of the Contemplated Transactions and determined in accordance with the Applicable Accounting Principles (as may be adjusted pursuant to Section 2.8(f) below, the “Final Net Working Capital”), together with supporting calculations.
(b)    For purposes of complying with the terms set forth in this Section 2.8, each party shall cooperate with and make available to the other parties and their respective Representatives all information, records, data and working papers, and shall permit reasonable access to its officers, employees, agents, books and records, as may be reasonably required in connection with the preparation and analysis of the Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement and the resolution of any disputes in connection with the Net Working Capital Statement (in any case until the Accounting Expert has made a final determination pursuant to Section 2.8(f) below, if applicable).
(c)    If the Final Net Working Capital is more than $50,000 less than the Net Working Capital Target, then Seller shall cause to be paid to Buyer, as an adjustment to the Purchase Price, by wire transfer of immediately available funds, an amount in cash equal to the difference between the Net Working Capital Target and the Final Net Working Capital, within 3 Business Days after determination of Final Net Working Capital pursuant to Section 2.8(f). Buyer may elect, in its sole and absolute discretion, that any such payment owed by Seller to Buyer pursuant to this Section 2.8(c) be paid (i) by the Escrow Agent from the Escrow Amount pursuant to the terms of the Escrow Agreement or (ii) by Seller from its own funds.
(d)    If the Final Net Working Capital is more than $50,000 greater than the Net Working Capital Target, then Buyer shall cause to be paid to Seller, as an adjustment to the Purchase Price, by wire transfer of immediately available funds, an amount in cash equal to the difference between the Net Working Capital Target and the Final Net Working Capital, within 3 Business Days after determination of Final Net Working Capital pursuant to Section 2.8(f).
(e)    If the Final Net Working Capital is within $50,000 of the Net Working Capital Target, there shall be no payment by either Buyer or Seller pursuant to this Section 2.8.
(f)    Within 45 days following receipt by Seller of the Net Working Capital Statement, Seller shall either inform Buyer in writing that the Net Working Capital Statement is acceptable, or deliver written notice (the “Notice of Disagreement”) to Buyer of any dispute Seller has with respect to the preparation or content of the Net Working Capital Statement or the Final Net Working Capital reflected in the Net Working Capital Statement. The Notice of Disagreement must describe in reasonable detail the items contained in the Net Working Capital Statement that Seller disputes and the disputed amount of any such disputes. Any items not identified on the Notice of Disagreement shall be deemed agreed to by Seller and all amounts that are not in dispute shall be paid by the party owing such payment by wire transfer of immediately available funds no later than three (3) Business Days after the time period in which Seller may deliver the Notice of Disagreement expires. If Seller does not notify Buyer of a dispute with respect to the Net Working Capital Statement within such 45-day period, such Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement will be final, conclusive and binding on the parties. In the event a Notice of Disagreement is delivered to Buyer, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 10 Business Days after Seller advises Buyer of its objections, then Buyer and Seller jointly shall engage the Accounting Expert to resolve such dispute in accordance with the standards set forth in this Section 2.8(f). The Seller and Buyer shall use reasonable efforts to cause the Accounting Expert to render a written decision resolving the matters submitted to the Accounting Expert within 30 days of the making of such submission. The scope of the disputes to be resolved by the Accounting Expert shall be limited only to the items in dispute that were included in the Notice of Disagreement and if such items were calculated in accordance with Applicable Accounting Principles and the Accounting Expert shall determine, on such basis, whether and to what extent, the Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement, require adjustment. The Final Net Working Capital, as adjusted by the Accounting Expert, shall be deemed the Final Net Working Capital. The Accounting Expert is not to make any other determination, including any determination as to whether the Net Working Capital Target is correct. The Accounting Expert’s decision shall be based solely on presentations by Buyer and Seller (and not independent review) and made in strict accordance with the terms of this Agreement, without regard for principles of equity. The Accounting Expert shall apply the relevant provisions of this Agreement to the disputed amounts, and shall have no authority to alter, modify, amend, add to or subtract from any term of provision of this Agreement. The Accounting Expert shall not assign a value to any item in dispute greater than the greatest value for such item assigned to it by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned to it by Buyer, on the one hand, or Seller, on the other hand. The fees and expenses of the Accounting Expert shall be borne in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Accounting Expert that are unsuccessfully disputed by Buyer, on the one hand, and Seller, on the other hand, as finally determined by the Accounting Expert, bears to the total dollar amount of such remaining disputed items so submitted. All determinations made by the Accounting Expert will be final, conclusive and binding on the parties.

2.9	CONSENTS
(a)    If any Material Consent is not obtained (or for any other Consent to assignment of a Seller Contract reasonably requested by Buyer to be obtained after Closing) or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller and Buyer, to the maximum extent permitted by Legal Requirement and in respect of the underlying Purchased Asset, shall cooperate after the Closing in order to: (i) obtain for Buyer the benefits thereunder, to enforce, at the request of and for the account of the Buyer at Buyer’s expense, any rights of Seller or its Affiliates arising thereunder against any Person, including the right to elect to terminate in accordance with the terms thereof upon the direction of the Buyer; and (ii) make any other reasonable arrangement designed to provide such benefits to Buyer. To the extent Buyer is provided with the benefits of any such Purchased Asset, Buyer shall perform the obligations of Seller or its Affiliates thereunder. To the extent that any Assumed Liability relates to any such Purchased Asset, Seller shall bear all of the costs arising from such Assumed Liability until such Purchased Asset is transferred and assigned to Buyer or Buyer obtains all the benefits of such Purchased Asset under this Section 2.9; provided, that to the extent Buyer obtains a portion of the benefits of such Purchased Asset, Buyer shall bear a pro rata portion of the costs arising from the related Assumed Liability. If and when any such Material Consent (or other requested Consent) is obtained, Seller shall promptly assign, transfer, convey and deliver the applicable Purchased Asset to Buyer, and Buyer shall promptly assume the associated Assumed Liabilities and Buyer and Seller shall execute such transfer, assignment and assumption document as may be reasonably requested.
(b)    With respect to any Seller Contracts not assumed by Buyer, at the reasonable request and direction of Buyer, Seller shall enforce its rights thereunder, at Buyer’s expense and to the benefit of Buyer. To the extent Seller learns or is made aware that the counterparty is in breach of any such Seller Contract, Seller shall promptly notify Buyer of same.

2.10	ESCROW FUND
The Escrow Amount delivered by Buyer at Closing pursuant to the Escrow Agreement shall be held in an escrow account and shall serve as security for payment of any indemnification obligations of Seller (the “Escrow Fund”). If there are no outstanding claims for indemnification by Buyer as of the Escrow Termination Date, all amounts remaining in the Escrow Fund shall be distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to Seller. If there are outstanding claims for indemnification by the Buyer Indemnified Parties on the Escrow Termination Date, all amounts remaining in the Escrow Fund, less the disputed amount corresponding to each such outstanding claim, shall be distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to Seller; provided, that the remaining balance of any amounts withheld with respect to each outstanding claim shall be distributed to Seller upon resolution and final satisfaction of such outstanding claim in accordance with Article 11 and the provisions of the Escrow Agreement. Final distribution of the Escrow Fund shall be made net of any accrued fees and expenses of the Escrow Agent then outstanding.

3.	Representations and Warranties of Seller
Except as set forth in the correspondingly numbered and/or lettered section of the attached Disclosure Schedules (a “Schedule”), Seller represents and warrants to Buyer as follows:

3.1	ORGANIZATION AND GOOD STANDING
(a)    Schedule 3.1(a) contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
(b)    Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its Business as it is now being conducted, to own or use the properties and assets that it purports to own or use (including, without limitation, the Purchased Assets), and to perform all of its obligations under the Seller Contracts.
(c)    Complete and accurate copies of the Governing Documents of Seller have previously been made available to Buyer.
(d)    Except as disclosed on Schedule 3.1(d), Seller has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

3.2	ENFORCEABILITY; AUTHORITY; NO CONFLICT
(a)    This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Transaction Documents to be executed or delivered by Seller at Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, reorganization, insolvency, liquidation, fraudulent conveyance, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights and remedies generally, (ii) applicable laws, court decisions and general principles of equity (regardless of whether such enforceability is adjudicated in proceeding in equity or at law), (iii) procedural requirements of law applicable to conflicts of laws principles and the exercise of creditors’ rights and remedies generally, and (iv) matters of public policy (“Equitable Exceptions”). Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors.
(b)    Except as set forth in Schedule 3.2(b) or except as otherwise expressly contemplated by this Agreement and/or the other Transaction Documents, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time):
(i)    Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;
(ii)    Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Purchased Assets, may be subject;
(iii)    contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Purchased Assets or to the Business;
(iv)    Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, Seller Contract;
(v)    result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets; or
(vi)    result in any shareholder of Seller having the right to exercise dissenters’ appraisal rights.
(c)    Except as set forth in Schedule 3.2(c), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3	CAPITALIZATION
Schedule 3.3 sets forth the numbers and par value of the authorized and issued and outstanding shares of capital stock of Seller, as well as the name of each Shareholder and the number of shares owned or acquirable by exercise of any option or right. Except as set forth on Schedule 3.3, there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller. None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

3.4	FINANCIAL STATEMENTS
Seller has made available to Buyer: (a) the balance sheet of Seller as at December 31, 2017 (the “Balance Sheet”), and the related statement of income for the fiscal year then ended; (b) the balance sheet of Seller as at December 31, 2016, and the related statement of income for the fiscal year then ended; and (c) the balance sheet of Seller as at July 31, 2018 (the “Interim Balance Sheet”) and the related statement of income for the 7 months then ended (the financial statements described in clauses (a), (b) and (c) above collectively being the “Financial Statements”). Except as may be in accord with the Applicable Accounting Principles or as set forth in Schedule 3.4, the Financial Statements (i) fairly present the financial condition and the results of operations of Seller as at the respective dates of and for the periods referred to in the Financial Statements, all in accordance with GAAP, (ii) reflect the consistent application of such accounting principles throughout the periods involved, and (iii) have been and will be prepared from and are in accordance with the accounting Records of Seller.

3.5	BOOKS AND RECORDS
The books of account and other financial Records of Seller, all of which have been made available to Buyer, are materially complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of Seller, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller in the past 10 years, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books during such period.

3.6	SUFFICIENCY OF ASSETS
Except as set forth in Schedule 3.6, the Purchased Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s Business in the manner presently operated by Seller and (b) include all of the operating assets of Seller.

3.7	ROYALTIES
Schedule 3.7 sets forth any and all royalties or license fees or similar payments due, payable or paid in respect of the sale or use of any products, services or components or Intellectual Property by Seller or the Business in the past 5 years or as contemplated to be sold or used under any written business plans.

3.8	REAL PROPERTY
(a)    Seller does not own any of the real property used in or necessary for the conduct of the Business.
(b)    Schedule 3.8 sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, rental, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pertaining to the use or occupancy by Seller of any land, improvements or other facilities not owned by Seller or pursuant to which Seller holds any Leased Real Property (each, a “Real Property Lease”, and collectively, the “Real Property Leases”). Seller has made available to Buyer a true and complete copy of each Real Property Lease. With respect to each Real Property Lease:
(i)    such Real Property Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii)    Seller is not in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of required notice and the expiration of any applicable cure period or the like, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Real Property Lease;
(iii)    Seller has not received nor given any notice of any default or event that with, if applicable, notice and lapse of any cure period or the like, passage of time or both, would constitute a default by Seller under such Real Property Lease and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto;
(iv)    Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v)    Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.
(c)    Seller has not received any notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Legal Requirements affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
(d)    The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business.

3.9	TITLE TO ASSETS; ENCUMBRANCES
(a)    Seller has good and valid title to all of the Purchased Assets (it being understood that some of the Purchased Assets represent leasehold interests or license rights, in which case Seller does not have title to the underlying leased or licensed property). Seller has a good and valid leasehold interest in the Leased Real Property described in the Real Property Leases. All such Purchased Assets (including leasehold interests) and the Leased Real Property are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)    liens for Taxes not yet due and payable;
(ii)    mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business, the Purchased Assets or the Leased Real Property;
(iii)    easements, rights of way, zoning ordinances and other similar encumbrances affecting any Leased Real Property that are not, individually or in the aggregate, material to the Business or the Purchased Assets, and which do not prohibit or interfere with the current occupancy or operation of such Leased Real Property; or
(iv)    liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Business, the Purchased Assets or the Leased Real Property.

3.10	CONDITION OF PROPERTY
(a)    Use of each Leased Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. All improvements comprising the Leased Real Property are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted. No part of any such improvement encroaches on any real property not included in the Leased Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Leased Real Property. The Leased Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such land and comprising a part of the real property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To the Knowledge of Seller there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Leased Real Property or that would prevent or hinder the continued use of any Leased Real Property as heretofore used in the conduct of the Business.
(b)    Except as disclosed on Schedule 3.10(b), (i) each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from material defects and (ii) no item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.10(b), all Tangible Personal Property used in Seller’s Business is in the possession of Seller.

3.11	ACCOUNTS RECEIVABLE
The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business of Seller; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are, to the Knowledge of Seller, collectible in full in the Ordinary Course of Business of Seller. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. There is no contest, claim, defense or right of setoff, other than returns or warranty claims in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

3.12	INVENTORIES
All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date, as the case may be. Except as set forth on Schedule 3.12, Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the Inventories have been valued at the lower of cost or market. Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but rather are reasonable in the circumstances of Seller for the previous twelve months. Except as may be in accord with the Applicable Accounting Principles or as set forth on Schedule 3.12, work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

3.13	NO UNDISCLOSED LIABILITIES
Seller has no Liabilities with respect to the Business or the Purchased Assets of the type required to be reflected as liabilities on a balance sheet prepared in accordance with Applicable Accounting Principles, except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and Current Liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet.

3.14	TAXES
(a)    Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with Applicable Accounting Principles) have been provided in the Balance Sheet and the Interim Balance Sheet. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Encumbrance. Seller has (1) withheld all required amounts from its employees, agents, contractors, customers and nonresidents and remitted such amounts to the proper agencies; (2) paid or accrued for all employer contributions and premiums; and (3) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security, unemployment Taxes and premiums, all in compliance with the withholding Tax provisions of the Code, as amended, as in effect for the applicable year and other applicable federal, state, local or foreign Legal Requirements.
(b)    Seller has delivered or made available to Buyer copies of, and Schedule 3.14(b) contains a complete and accurate list of, all Tax Returns filed for tax years from and including 2013. Schedule 3.14(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. No undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 3.14(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 3.14(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Schedule 3.14(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in Schedule 3.14(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.
(c)    The charges, accruals and reserves with respect to Taxes on the Records of Seller are adequate (determined in accordance with Applicable Accounting Principles) and are at least equal to Seller’s liability for Taxes. There exists no proposed tax assessment or deficiency against Seller except as disclosed in the Interim Balance Sheet.
(d)    All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

3.15	NO MATERIAL ADVERSE EFFECT
Since the date of the Balance Sheet, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists that would result in a Material Adverse Effect.

3.16	EMPLOYEE BENEFITS
(a)    Set forth in Schedule 3.16(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Schedule 3.16(a) identifies as such any Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Schedule 3.16(a) is a complete and correct list of all ERISA Affiliates of Seller during the last 6 years.
(b)    Seller has made available to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.
(c)    Except as set forth in Schedule 3.16(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan. Seller is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.
(d)    No Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan. The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. Seller has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.
(e)    Neither Seller nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the Contemplated Transactions will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.
(f)    Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.
(g)    Except as set forth in Schedule 3.16(g), each Welfare Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(1) of ERISA has been administered in material compliance with, and Seller has otherwise materially complied with the requirements of the Patient Protection and Affordable Care Act of 2010 and the regulations promulgated thereunder; and (ii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder.
(h)    The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996 (including in each case, any amendments thereto and any regulations promulgated thereunder), and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.
(i)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or have adopted a plan that is preapproved by the IRS and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter or approval. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.
(j)    There is no material pending or to the Knowledge of Seller threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.
(k)    Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.
(l)    Except as set forth on Schedule 3.16(l) or required by Legal Requirements and as provided in Section 10.1(d), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller. There are no contracts or arrangements providing for change of control payments that could subject any person to liability for tax under Section 4999 of the Code.
(m)    Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.
(n)    No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.
(o)    Each plan that is a “non-qualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since January 1, 2005, been, in all material respects, in compliance with Section 409A of the Code, to the extent required by applicable guidance, and Seller has no obligation to indemnify any individual for any taxes imposed under Section 409A of the Code.
(p)    With respect to any Employee Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and any other Multiemployer Plan to which Seller has at any time had an obligation to contribute:
(i)    all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and
(ii)    Seller would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Seller were to engage in a “complete withdrawal” (as defined in ERISA Section 4203) or a “partial withdrawal” (as defined in ERISA Section 4205) from such Multiemployer Plan.

3.17	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS
(a)    Except as set forth in Schedule 3.17(a):
(i)    Seller is, and at all times since January 1, 2013, has been, in full compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Purchased Assets;
(ii)    No event has occurred or circumstance exists that (with or without notice or after expiration of any applicable cure period) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
(iii)    Seller has not received, at any time since January 1, 2013, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
(b)    Schedule 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise is required for and applicable to the Business or the Purchased Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.17(b) is valid, in full force and effect, final and non-appealable. Except as set forth in Schedule 3.17(b):
(i)    Seller is, and at all times since January 1, 2013, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.17(b);
(ii)    no event has occurred or circumstance exists that may (with or without notice or after expiration of any applicable cure period, but other than expiration of the term or effective period of a Governmental Authorization) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.17(b);
(iii)    Seller has not received, at any time since January 1, 2013, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;
(iv)    all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, and Seller does not believe there is a reason that such renewed Governmental Authorizations will not be issued in a timely manner without any new conditions that could have a material effect on compliance with such renewed Governmental Authorizations or ownership, use or operation of the Purchased Assets; and
(v)    Seller has no reason to believe that any required approval from a Governmental Body for the transfer, issuance or reissuance of any Governmental Authorization required to own, operate or use the Purchased Assets and Leased Real Property upon Closing in compliance with the Legal Requirements will not be granted.
The Governmental Authorizations listed in Schedule 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Purchased Assets and its business in the manner in which it currently conducts and operates such business, and has conducted and operated the Purchased Assets such since January 1, 2013, and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets and has owned and used its assets since January 1, 2013.
(c)    Without limiting the generality of the foregoing, except as disclosed in Schedule 3X, (1) Seller is, and at all times within the past five years has been, in compliance, in all material respects, with all applicable International Trade Applicable Laws and Regulations; (2) Seller has not engaged in any activity with any Persons located in or organized under the laws of sanctioned territories that have been designated a state sponsor of terrorism (currently, as the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine) or any Person or entity designated by OFAC on the Specially Designated Nationals and Blocked Persons List or the Foreign Sanctions Evaders List, except insofar as such activities are permitted under International Trade Applicable Laws and Regulations that apply to Seller, and except as licensed by the cognizant Governmental Body; (3) during the past five years, Seller has not submitted a voluntary or mandatory disclosure with respect to, or otherwise become aware of, a violation or potential violation of any International Trade Applicable Laws and Regulations by Seller or initiated any investigation of an actual or potential violation of any International Trade Applicable Laws and Regulations by Seller; (4) Seller has not received any written or other communication from any Government Body that alleges that Seller is not, or may not be, in compliance with, or have, or may have, any Liability under any International Trade Applicable Laws and Regulations; and (5) Seller has made available to Buyer accurate information concerning each license issued to Seller for the export of any controlled item, software, technology, technical data or defense service — or for the export to (or from) any sanctioned Person or geographical region — that is currently in effect or was in effect at any time within the last five years.

3.18	LEGAL PROCEEDINGS; ORDERS
(a)    Except as set forth in Schedule 3.18(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:
(i)    by or against Seller or involving the Business or the Purchased Assets; or
(ii)    that has been commenced against Seller and that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.
To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has made available to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.18(a). There are no Proceedings listed or required to be listed in Schedule 3.18(a) that would have a Material Adverse Effect.
(b)    Except as set forth in Schedule 3.18(b):
(i)    there is no Order to which Seller, its Business or any of the Purchased Assets is subject; and
(ii)    no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.
(c)    Except as set forth in Schedule 3.18(c):
(i)    Seller is, and, at all times since January 1, 2013, has been in compliance with all of the terms and requirements of each Order to which it or any of the Purchased Assets is or has been subject;
(ii)    no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Purchased Assets is subject; and
(iii)    Seller has not received, at any time since January 1, 2013, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Purchased Assets is or has been subject.

3.19	ABSENCE OF CERTAIN CHANGES AND EVENTS
Except as set forth in Schedule 3.19, since the date of the Interim Balance Sheet, Seller has conducted its Business only in the Ordinary Course of Business and there has not been any:
(a)    change in Seller’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Seller or issuance of any security convertible into such capital stock;
(b)    amendment to the Governing Documents of Seller;
(c)    payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer, employee or independent contractor or entry into any employment, severance or similar Contract with any director, officer, employee or independent contractor;
(d)    adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;
(e)    amendment of, or any change to any Contract with any third party governing the administration of any Employee Plan;
(f)    material damage to or destruction or loss of any tangible Purchased Asset, whether or not covered by insurance;
(g)    entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $50,000 other than Contracts or transactions relating to the purchase of inventory or supplies or the sale of products in the Ordinary Course of Business;
(h)    sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Purchased Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Purchased Asset;
(i)    cancellation or waiver of any claims or rights with a value to Seller in excess of $50,000;
(j)    statement by or notice from any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller;
(k)    material change in the accounting methods used by Seller; or
(l)    Contract by Seller to do any of the foregoing.

3.20	CONTRACTS; NO DEFAULTS
(a)    Schedule 3.20(a) contains an accurate and complete list, and Seller has made available to Buyer accurate and complete copies, of:
(i)    each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $50,000;
(ii)    each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of $50,000;
(iii)    each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of $10,000;
(iv)    each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with a term of less than one year);
(v)    each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;
(vi)    each Seller Contract with any independent third party relating to the delivery or administration of any employee benefits to Seller’s employees;
(vii)    each Contract which is in respect of the employment, compensation or indemnification of a director or executive officer of Seller;
(viii)    each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;
(ix)    each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;
(x)    each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;
(xi)    each power of attorney of Seller that is currently effective and outstanding;
(xii)    each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;
(xiii)    each Seller Contract for capital expenditures in excess of $25,000;
(xiv)    each Seller Contract not denominated in U.S. dollars in excess of $25,000;
(xv)    each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business;
(xvi)    each Contract that provides for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(xvii)    each Contract that involves, as parties thereto, Seller, on the one hand, and any of the directors, officers or other Affiliates of Seller or any Person that owns or controls more than ten percent of any class of capital stock or other equity interest of Seller and each such Person’s respective directors, officers or other Affiliates, on the other hand;
(xviii)    each Contract that establishes or relates to a joint venture or partnership involving Seller;
(xix)    each Contract that constitutes a mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money or under which it has imposed a security interest on any of the Purchased Assets;
(xx)    each Contract which constitutes a guarantee of any obligation of another Person;
(xxi)    each other Contract that is material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.20(a);
(xxii)    each Real Property Lease (each of which are deemed to constitute Seller Contract for the purposes of this Agreement); and
(xxiii)    each material amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.
(b)    Except as set forth in Schedule 3.20(b), no Shareholder has or may acquire any rights under any Contract that relates to the Business or any of the Purchased Assets.
(c)    Except as set forth in Schedule 3.20(c):
(i)    each Assigned Contract is in full force and effect and is valid and enforceable in accordance with its terms; and
(ii)    each Assigned Contract is assignable by Seller to Buyer without the consent of any other Person.
(d)    Except as set forth on Schedule 3.20(d):
(i)    Seller is, and has been, in compliance with all applicable terms and requirements of each Seller Contract;
(ii)    to the Knowledge of Seller each other Person that has or had any obligation or liability under any Seller Contract is, and has been, in full compliance with all applicable terms and requirements of such Contract;
(iii)    to the Knowledge of Seller no event has occurred or circumstance exists that (with or without notice or after the expiration of any applicable cure period) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;
(iv)    no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or after the expiration of any applicable cure period ) would cause the creation of any Encumbrance affecting any of the Purchased Assets; and
(v)    Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Assigned Contract.
(e)    There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.
(f)    Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.21	INSURANCE
(a)    Schedule 3.21(a) sets forth (i) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); (ii) any (A) self-insurance arrangement of Seller, including any reserves established thereunder, (B) any Contract or arrangement, other than the Insurance Policies, for the transfer or sharing of any risk of a nature typically covered by insurance to which Seller is a party, and (C) all obligations of Seller to provide insurance coverage to third parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided; and (iii) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since December 31, 2012. Except as set forth in Schedule 3.21(a), there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.
(b)    Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms (except as the enforceability of any such Insurance Policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally or by general equitable principles); (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyer.

3.22	ENVIRONMENTAL MATTERS
(a)    Seller is, and at all times since January 1, 2013, has been, in full compliance in all material respects with, and has not been and is not in material violation of or materially liable under, any Environmental Law or Occupational Safety and Health Law. Seller does not expect, nor has it nor any other Person for whose conduct it may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law or Occupational Safety and Health Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.
(b)    There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational Safety and Health Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.
(c)    Seller has no Knowledge of and does not expect, nor has it or any other Person for whose conduct it may be held responsible received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law or Occupational Safety and Health Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.
(d)    Neither Seller nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.
(e)    There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller has or had an interest except in full compliance in all material respects with all applicable Environmental Laws.
(f)    There has been no Release or Threat of Release of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller or any other Person.
(g)    Seller has made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws or Occupational Safety and Health Laws.

3.23	EMPLOYEES
(a)    Schedule 3.23(a) contains a complete and accurate list of the following information for each employee, director (other than Ward Council), independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since and including January 1, 2018; sick and vacation leave that is accrued but unused as of October 15, 2018; and additional service time credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.
(b)    No retired employee or director of Seller, and none of their dependents, is receiving benefits from Seller or scheduled to receive benefits from Seller in the future.
(c)    Schedule 3.23(c) states the number of employees terminated by Seller since and including January 1, 2018, and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than 50% by Seller, in the 6 months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.
(d)    Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. During the 90-day period prior to the date of this Agreement, Seller has not terminated any employee(s).
(e)    To the Knowledge of Seller no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business as heretofore carried on by Seller.
(f)    To the Knowledge of Seller, as of the date hereof, no salaried employee has any plans to terminate employment with Seller.

3.24	LABOR DISPUTES; COMPLIANCE
(a)    Seller has complied in all respects with all Legal Requirements relating to employment practices, including Legal Requirements related to the terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages (including the Fair Labor Standards Act), hours, worker classification (including the proper classification of workers as independent contractors or consultants), benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Seller is not delinquent in any material payments to, or on behalf of, any current or former employees or other service providers, including temporary employees and independent contractors, for any services or amounts required to be reimbursed or otherwise paid. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
(b)    Seller has properly classified all service providers as either (i) employees or independent contractors for purposes of all tax and wage reporting and withholding Legal Requirements and for the purpose of employee benefit plan participation, and (ii) as “exempt” or “non-exempt” from overtime requirements under the Fair Labor Standards Act and other applicable Legal Requirements. No consultant or independent contractor retained by the Seller has made a claim for employee benefits from the Seller.
(c)    (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since and including January 1, 2013, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Business; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that would have a Material Adverse Effect; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; (viii) there are no pending or, to Seller’s Knowledge, threatened unresolved claims, charges, or employment-related suits or controversies, complaints or proceedings of any kind against or involving Seller before the Equal Employment Opportunity Commission or other similar Governmental Body or adjudicative entity; (ix) there are no outstanding charges or orders against or involving Seller under occupational health and safety legislation with respect to any employees and all levies and penalties made against Seller pursuant to workers’ compensation or workplace safety insurance that were required to be paid before the date hereof with respect to employees have been paid; and (x) Seller is not subject to any judgments, decrees, conciliation agreements, or settlement agreements concerning employment-related matters.
(d)    Seller has not received written or other information to indicate that any of its employment practices is currently being audited or is under threat to be audited by any Governmental Body.

3.25	INTELLECTUAL PROPERTY ASSETS
(a)    Schedule 3.25(a) contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue or registration date, the filing date; and the current status (e.g., abandoned, expired, in use, etc.); (ii) all material unregistered Trademarks included in the Intellectual Property Assets; and (iii) all proprietary Software included in the Intellectual Property Assets. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has made available to Buyer true and complete copies of file histories related to all Intellectual Property Registrations that are within the possession or control of Seller. Except as set forth in Schedule 3.25(a), there are no actions that must be taken within 90 days after the Closing Date for the purposes of prosecuting, maintaining, or preserving or renewing any Intellectual Property Registrations, including the payment of any filing, registration, maintenance or renewal fees or the filing of any responses to or with any Governmental Authority, including office actions, documents, applications or certificates. With respect to expired or abandoned patents and patent applications or foreign patent and patent applications listed on Schedule 3.25(a), Seller’s representations and warranties in this Section 3.25 are qualified by Seller’s Knowledge.
(b)    Schedule 3.25(b) contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title and parties thereto. Seller has made available to Buyer true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Neither Seller nor, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement. No Seller or Seller Affiliate has transferred ownership of any Intellectual Property to a Third Party in the prior 5 years that was material to the Business at the time it was transferred.
(c)    Seller is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Intellectual Property Registrations and Intellectual Property Assets, free and clear of Encumbrances (it being understood and acknowledged that the foregoing representation and warranty does not constitute a representation and warranty of enforceability of any such Intellectual Property Registrations and Intellectual Property Assets). Except as set forth in Schedule 3.25(c), none of the Intellectual Property Assets will be subject to any Encumbrance as a result of any written agreement or other facts or circumstances existing before the date hereof. No Seller or Seller Affiliate (nor any of their predecessors-in-interest) has granted or agreed to grant, in each case in writing, any option or right to any Person to purchase any subsisting Intellectual Property Asset (in whole or in part) and none of the Intellectual Property Assets is subject to any reversionary interest or other interest created under any written Contract. No Seller or Seller Affiliate (or to the Knowledge of Seller, any predecessor-in-interest) has received any written notice or written claim within the preceding three years challenging the exclusive ownership of any Intellectual Property Assets or suggesting that any Person other than Seller, its Affiliate, or predecessor-in-interest has any claim of legal or beneficial ownership with respect thereto. Seller has the exclusive, unrestricted right to sue for past, present, and future infringement of the Intellectual Property Assets. Seller (and its predecessor-in-interest) have entered into Contracts with each current and former employee in the form attached to Schedule 3.25(c) and has entered into Contracts with each current and former independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of engagement with or for the benefit of Seller whereby such independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such independent contractor within the scope of his or her engagement with such Seller; (ii) grants to such Seller a present, irrevocable assignment of any ownership interest such independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Legal Requirement. Seller have made available to Buyer true and complete copies of all such Contracts.
(d)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets or any Intellectual Property subject to any Intellectual Property Agreement. Immediately after the Closing, Buyer will own all right, title, and interest in and to all Intellectual Property Assets on identical terms and conditions as Seller enjoyed immediately prior to the Closing.
(e)    Except as set forth on Schedule 3.25, the Intellectual Property Registrations and Intellectual Property Assets are valid and enforceable and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken commercially reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements, except such Persons who have served as outside counsel to Seller and who are under a similar duty of confidentiality under applicable law. No Seller or Seller Affiliate has received any written notice or written claim within the preceding three years challenging the validity or enforceability of any Intellectual Property Asset or alleging any misuse of any Intellectual Property Asset. To Seller’s Knowledge, there has been no unauthorized use, access by, or disclosure to a Third Party of Trade Secrets within the Intellectual Property Asserts. No source code of any Software within the Intellectual Property Rights has been licensed to a Third Party or provided to a Third Party other than to consultants and contractors performing work on behalf of Seller who are bound by confidentiality obligations of customary scope with respect to such source code. No other Person has the right under a written agreement, contingent or otherwise, to obtain access to or use any source code associated with Software within the Intellectual Property Assets.
(f)    The conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets and the Intellectual Property licensed to or for the benefit of Seller under the Intellectual Property Agreements in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. The products, processes and services of the Business that are under development or that have not yet been sold or otherwise commercialized as of the Closing Date will not, in the form that they exist as of the Closing Date, infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. Except as set forth on Schedule 3.25(f), to the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or the Intellectual Property licensed to or for the benefit of Seller under the Intellectual Property Agreements.
(g)    There are no Actions (including any opposition, cancellation, revocation, review, or other post-grant proceeding) settled, pending or, threatened in writing (including in the form of offers to obtain a license), or, to Seller’s Knowledge, otherwise threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that give rise to any such Action. Seller is not subject to, no Intellectual Property Assets are subject to, and to the Knowledge of Seller no Intellectual Property licensed to or for the benefit of Seller under any Intellectual Property Agreements is subject to, any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use, licensing or other exploitation of any Intellectual Property Assets or Intellectual Property licensed to or for the benefit of Seller under any Intellectual Property Agreement. Except as set forth in Schedule 3.25(g), Seller has not, in the past 5 years, received any written notice, written claim, or written indemnification request asserting that any infringement, misappropriation, or violation of any Intellectual Property of a Third Party is or was occurring, including in the form of written offers to Seller or any of its Representatives to take a license under any Patent owned by a Third Party, in each case with respect to the conduct of the Business. Schedule 3.25(g) includes a list of all written notices by or on behalf of Seller to a Third Party in the past 6 years asserting that the Third Party is or was infringing, misappropriating, or violating, or has infringed, misappropriated, or violated any Intellectual Property Asset or Intellectual Property licensed to or for the benefit of Seller under the Intellectual Property Agreements, including in the form of written offers to take a license to any Intellectual Property.
(h)    No Open Source Materials have been incorporated into, linked, or used or distributed with any of the Software within the Intellectual Property Assets or any of the Software licensed by or for the benefit of Seller in a manner that requires or conditions the licensing, sale, or distribution of such Software or derivative works thereof on: (i) publication or distribution of source code for such Software or derivative works thereof; (ii) permitting Third Parties to make derivative works thereof; (iii) permitting Third Parties to reverse engineer or replace portions of such Software or derivative works thereof; (iv) the granting of any licenses or covenants not to sue on any Patents with the Intellectual Property Assets; (v) limiting in any manner the ability to charge fees or otherwise seek compensation in connection with marketing, licensing or distribution of such Software or derivative works thereof or (vi) granting the right to decompile, disassemble, reverse engineer, or otherwise derive the source code or underlying structure of such Software or derivative works thereof.
(i)    Schedule 3.25(i): (A) identifies each standards-setting organization (including but not limited to ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which Seller or any of its Affiliates is currently participating, or in which Seller or any of its Affiliates have participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to any Intellectual Property Asset (each a “Standards Body”); and (B) sets forth a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such Standards Bodies, to which Seller or any of its Affiliates is bound (collectively, “Standards Agreements”). True, complete and correct copies of all Standards Agreements have been made available to the Buyer. Neither Seller nor any of its Affiliates is bound by, or has agreed to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Person that requires or purports to require Seller or any of its Affiliates (or, following the Closing Date, Buyer or any of its Affiliates) to contribute, disclose or license any Intellectual Property to such Person or its other members. Seller has not made any written Patent disclosures to any Standards Body. Seller are in material compliance with all Standards Agreements that relate to the Intellectual Property Assets. Seller is not engaged in any material dispute with any Standards Body with respect to any Intellectual Property Asset or with any Third Parties with respect to such Seller’s conduct with respect to any Standards Body.
(j)    All Software that constitutes Intellectual Property Assets is substantially free of any material defects, bugs and errors, and does not contain any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, Software, data, computer systems, networks, or other or other devices or materials.
(k)    Except as set forth on Schedule 3.25(k): (i) the Intellectual Property Assets constitute all of the material Intellectual Property owned by Seller that relates to, is used or held for use in or necessary for the Business as of the Closing Date and as planned to be conducted as of the Closing Date; and (ii) the Intellectual Property Assets, together with the Intellectual Property licensed to or for the benefit of Seller under any Intellectual Property Agreements and Standard Licenses, constitute all of the Intellectual Property in which Seller has any rights or interest that relates to, is used or held for use in or necessary for the Business as of the Closing Date and as planned to be conducted as of the Closing Date. No Seller Affiliate (other than as identified on Schedule 3.25(a)) owns, directly or indirectly, or has any interest (including but not limited to license-based interests) in any Intellectual Property Asset or other Intellectual Property that relates to, is used or held for use in, or is necessary for the Business.
(l)    No funding or facilities of any Governmental Authority, or funding or facilities of a university, college, other educational institution or research center, was used in the development of any of the Intellectual Property Assets.

3.26	DATA PRIVACY AND SECURITY
Seller has (a) complied with all Data Privacy and Security Laws and other applicable Legal Requirements relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information; and (b) taken commercially reasonable measures to ensure that all data and information owned or held by Seller (including any Personally Identifiable Information) (collectively “Seller Data”) is protected against loss, damage and unauthorized access, use, modification or other misuse. To Seller’s Knowledge, there has been no loss, damage or unauthorized access, use, modification or other misuse of Seller Data. No Person has provided any notice, made any claim or commenced any Proceeding with respect to loss, damage or unauthorized access, use, modification or other misuse of Seller Data or alleging a violation of any Data Privacy and Security Laws and, to Seller’s Knowledge, there is no reasonable basis for any such notice, claim or Proceeding.

3.27	CERTAIN BUSINESS PRACTICES
Neither Seller nor any of its directors, officers, and employees have engaged, directly or indirectly, in any activity in violation of (i) the Foreign Corrupt Practices Act of 1977, as amended or any other similar Legal Requirement which makes unlawful payments to Governmental Authorities or international non-governmental agencies and their employees in exchange for favorable treatment of benefits not otherwise available but for such payments, or (ii) any local anti-corruption and anti-bribery Legal Requirements, in each case, in jurisdictions in which Seller is operating (collectively, “Anti-Bribery Laws”). Seller has not received any written or oral notice that alleges that Seller or any of its Representatives, distributors or contractors is in violation of, or has any liability under, the Anti-Bribery Laws. Seller has not been or currently is not under any administrative, civil or criminal investigation or indictment and is not party to any Proceeding involving alleged false statements, false claims or other improprieties relating to Seller’s non-compliance with the Anti-Bribery Laws.

3.28	RELATIONSHIPS WITH RELATED PERSONS
Except as disclosed in Schedule 3.28, neither Seller nor any Shareholder nor any Related Person of any of them has, or since January 1, 2015, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s Business. Neither Seller nor any Shareholder nor any Related Person of any of them owns, or since January 1, 2015, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 3.28, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in a Competing Business in any market presently served by Seller, except for ownership of less than two percent (2%) of any class of the securities of any Competing Business that is listed on any national or regional securities exchange or has been registered under Section 12(g) of the Exchange Act. Except as set forth in Schedule 3.28, neither Seller nor any Shareholder nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.

3.29	BROKERS OR FINDERS
Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business or the Purchased Assets or the Contemplated Transactions.

3.30	SOLVENCY
Immediately after giving effect to the Contemplated Transactions, Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller. In connection with the Contemplated Transactions, Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

3.31	CUSTOMERS
Schedule 3.31 sets forth a true, complete and correct list of the 20 largest customers of Seller by dollar volume of sales for fiscal years 2015, 2016 and 2017, and the 2018 fiscal year-to-date. Except as set forth in Schedule 3.31, Seller has not received written or oral notice from any customer identified in the list for the 2018 fiscal year-to-date set forth in Schedule 3.31 to the effect that any such customer will stop, or materially decrease the rate of, buying products or services from the Seller.

3.32	SUPPLIERS
Schedule 3.32 sets forth a true, complete and correct list of the 20 largest suppliers of the Seller by dollar volume of purchases for fiscal years 2015, 2016 and 2017, and the 2018 fiscal year-to-date. Except as set forth in Schedule 3.32, since December 31, 2017, Seller has not received written or oral notice from any supplier identified in the list for the 2018 fiscal year-to-date set forth in Schedule 3.32 to the effect (i) that any such supplier will stop, or materially decrease the rate of, supplying materials, products or services to Seller or increase the price for such materials, products or services by more than 5% or (ii) that the payment terms applicable to such suppliers as of the date hereof are to be materially and adversely changed.

3.33	PRODUCT WARRANTIES; PRODUCT LIABILITY
(a)    Except as set forth in Schedule 3.33, there are no written or oral warranties with respect to the products sold and/or services conducted by the Seller within the past three (3) years. Schedule 3.33 sets forth (i) the aggregate amount of all costs incurred by Seller with respect to warranty claims, product liability claims and recalls that have occurred since July 2017, (ii) a list of all warranty claims or product liability and recalls that have resulted in Seller incurring costs in excess of $5,000 or more since July 2017, and (iii) a list of all pending or, to the Knowledge of Seller, threatened warranty claims or product liability claims, in each case, that assert damages or claims in excess of $5,000, or any recalls. The warranty reserve for products sold, shipped or delivery by or on behalf of the Seller on or prior to the Closing Date is in an amount adequate and sufficient to cover any liabilities of Seller pursuant to any such warranties provided in connection with any products of Seller shipped, distributed or delivered by or on behalf of Seller on or prior to the Closing Date.

3.34	DISCLOSURE
No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedules hereto, or any certificate or document delivered pursuant to Section 2.7(c) or to be furnished to Buyer pursuant to this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

3.35	NO OTHER REPRESENTATIONS OR WARRANTIES
Buyer acknowledges that Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as expressly set forth in a Transaction Document, and it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for representations and warranties expressly set forth in a Transaction Document.

4.	Representations and Warranties of Buyer
Buyer represents and warrants to Seller as follows:

4.1	ORGANIZATION AND GOOD STANDING
Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to conduct its business as it is now conducted.

4.2	AUTHORITY; NO CONFLICT
(a)    This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the other Transaction Documents to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such enforcement may be limited by Equitable Exceptions. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.
(b)    Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions.
Buyer is not and will not be required to obtain any material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3	CERTAIN PROCEEDINGS
No Proceeding has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

4.4	BROKERS OR FINDERS
Except as set forth in Schedule 4.4, neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

4.5	SUFFICIENCY OF FUNDS
As of the date hereof, Buyer has cash available that is sufficient to enable it to make payment of the Purchase Price at Closing and consummate the Contemplated Transactions.

5.	Covenants of Seller Prior to Closing

5.1	ACCESS AND INVESTIGATION
(a)    Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) access to Seller’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller and that minimizes potential disruption among employees, suppliers and customers; (b) furnish Buyer Group with access to copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller.

5.2	OPERATION OF THE BUSINESS OF SELLER
Between the date of this Agreement and the Closing, Seller shall:
(a)    conduct its Business only in the Ordinary Course of Business, except that Seller may take actions necessary or advisable to comply with its obligations under this Agreement and may make payments against any Liabilities that would otherwise be Retained Liabilities after Closing;
(b)    except as otherwise requested by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Best Efforts in the Ordinary Course of Business to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;
(c)    confer with Buyer prior to implementing operational decisions of a material and significant nature, to the extent allowable under law;
(d)    otherwise report periodically to Buyer concerning the status of its Business, operations and finances;
(e)    make no material changes in management personnel without prior consultation with Buyer;
(f)    maintain the Purchased Assets and the Leased Real Property in a state of repair and condition that complies with Legal Requirements (and, as applicable, each Real Property Lease) in the Ordinary Course of Business;
(g)    keep in full force and effect, without amendment, all material rights relating to the Business and the Purchased Assets;
(h)    comply with all Legal Requirements and contractual obligations applicable to the Business and the Purchased Assets;
(i)    continue in full force and effect the insurance coverage under the Insurance Policies or substantially equivalent policies;
(j)    except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code or except as set forth in this Agreement, not amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;
(k)    cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer; and
(l)    maintain all books and Records of Seller relating to Seller’s Business in the Ordinary Course of Business.

5.3	NEGATIVE COVENANT
Except as otherwise expressly permitted or contemplated herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to use its Best Efforts in the Ordinary Course of Business to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.15 or 3.19 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; (c) fail to use its Best Efforts in the Ordinary Course of Business to not allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any Proceeding relating to the Purchased Assets, the Business or the Assumed Liabilities.

5.4	REQUIRED APPROVALS
Seller shall use Best Efforts to obtain all Material Consents. As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.

5.5	NOTIFICATION
Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Between the date of this Agreement and the Closing, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely. Buyer’s receipt of information pursuant to this Section 5.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules, provided that from time to time prior to the Closing, Seller shall promptly supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such sections of the Disclosure Schedules. Any disclosure in any such supplement or amendment shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article 7 have been satisfied.

5.6	NO NEGOTIATION
Until such time as this Agreement shall be terminated pursuant to Section 9.1, Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, consider the merits of any inquiries or proposals from any Person (other than Buyer), or enter into any written or oral agreement or understanding with any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale of Seller’s stock, the merger or consolidation of Seller or the sale of Seller’s Business or any of the Purchased Assets (other than in the Ordinary Course of Business), or otherwise enter into any written or oral agreement, arrangement or understanding requiring Seller to abandon, terminate or fail to consummate the Contemplated Transactions. Seller shall notify Buyer of any such inquiry or proposal within 24 hours of receipt or awareness of the same by Seller.

5.7	BEST EFFORTS
Seller shall use its Best Efforts to cause the conditions in Article 7 to be satisfied.

5.8	PAYMENT OF LIABILITIES
Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

6.	Covenants of Buyer Prior to Closing

6.1	REQUIRED APPROVALS
As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

6.2	BEST EFFORTS
Buyer shall use its Best Efforts to cause the conditions in Article 8 to be satisfied.

7.	Conditions Precedent to Buyer’s Obligation to Close
Buyer’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1	ACCURACY OF REPRESENTATIONS
The representations and warranties of Seller contained in this Agreement and the other Transaction Documents delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

7.2	SELLER’S PERFORMANCE
All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), including the deliverables set forth in Section 2.7(c), shall have been duly performed and complied with in all material respects.

7.3	CONSENTS
Each of the Material Consents shall have been obtained and shall be in full force and effect.

7.4	NO INJUNCTION
There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.5	NO PROCEEDINGS
Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Losses or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.6	NO CONFLICT
Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

7.7	GOVERNMENTAL AUTHORIZATIONS
Buyer shall have received such Governmental Authorizations as may be identified in Schedule 7.7 as are necessary or desirable to allow Buyer to operate the Purchased Assets from and after the Closing.

7.8	NO MATERIAL ADVERSE EFFECT
Since the date of the Balance Sheet, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists that would have a Material Adverse Effect.

8.	Conditions Precedent to Seller’s Obligation to Close
Seller’s obligation to sell the Purchased Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1	ACCURACY OF REPRESENTATIONS
The representations and warranties of Buyer contained in this Agreement and the other Transaction Documents delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

8.2	BUYER’S PERFORMANCE
All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), including the deliverables set forth in Section 2.7(d), shall have been performed and complied with in all material respects.

8.3	NO INJUNCTION
There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.4	NO PROCEEDINGS
Since the date of this Agreement, there shall not have been commenced or threatened against Seller, or against any Related Person of Seller, any Proceeding (a) involving any challenge to, or seeking Losses or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

8.5	NO CONFLICT
Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Seller or any Related Person of Seller to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

9.	Termination

9.1	TERMINATION EVENTS
By notice given at any time prior to the Closing, subject to Section 9.2, this Agreement may be terminated as follows:
(a)    by Buyer, if a material Breach of any provision of this Agreement has been committed by Seller, unless such Breach shall be due to a Breach by Buyer, that would give rise to the failure of any of the conditions specified in Article 7 and such Breach has not been cured by Seller within 20 days of Seller’s receipt of written notice of such Breach from Buyer;
(b)    by Seller, if a material Breach of any provision of this Agreement has been committed by Buyer, unless such Breach shall be due to a Breach by Seller, that would give rise to the failure of any of the conditions specified in Article 8 and such Breach has not been cured by Buyer within 20 days of Buyer’s receipt of written notice of such Breach from Seller;
(c)    by Buyer, if any of the conditions set forth in Article 7 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2018, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to the Closing;
(d)    by Seller, if any of the conditions set forth in Article 8 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2018, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to the Closing; or
(e)    by mutual consent of Buyer and Seller.

9.2	EFFECT OF TERMINATION
If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Article 12 (the first and second sentences only) and 13 (except for those in Section 13.5) survive. This right to terminate shall be the exclusive remedy of the terminating party, except, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired if the termination is pursuant to Section 9.1(a) or (b) and the underlying Breach is due to the non-terminating party’s actual fraud or Willful Breach. “Willful Breach” means a Breach that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause, or would reasonably be expected to cause, a material Breach of this Agreement.

10.	Additional Covenants

10.1	EMPLOYEES AND EMPLOYEE BENEFITS
(a)    Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its Business who are employed exclusively in Seller’s Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.
(b)    Employment of Active Employees by Buyer.
(i)    Buyer shall be given reasonable access to such key employee of Seller as Buyer reasonably identifies for the purpose of discussing employment terms and Buyer shall offer employment effective on the Closing to all or substantially all of the Active Employees of the Seller as of the Closing, except as set forth in Section 10.1(g)(iv). Any such Active Employees of the Seller as of the Closing who accept and continue employment with the Buyer shall be referred to herein as “Transferred Employees”.
(ii)     Subject to Legal Requirements, Buyer will have reasonable access to the facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller will terminate the employment of all of the Transferred Employees. Without limiting the generality of the foregoing, Seller shall terminate prior to Closing any express employment agreements with any Active Employees and provide evidence of same to Buyer.
(iii)    It is understood and agreed that Buyer’s express intent to extend offers of employment as set forth in this Section 10.1 shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and any employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.
(iv)    Seller and Buyer agree to cooperate in good faith to determine whether any notification may be required under the WARN Act or any similar state or local Legal Requirement as a result of the Contemplated Transactions and agree to comply with their respective obligations, if any, under the WARN Act and any other similar state or local Legal Requirement.
(c)    Salaries and Benefits.
(i)    Seller shall be directly responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including any bonus payments and vacation pay attributed to periods prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA.
(ii)    Seller shall be directly liable for any claims made or incurred by Active Employees and their beneficiaries under all Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.
(iii)    For purposes of Buyer’s employee benefit plans, each Transferred Employee will be credited with his or her years of service with the Seller prior to the Closing (including predecessor or acquired entities or any other entities for which the Seller has given credit for prior service), to the same extent as such Transferred Employee was entitled, prior to the Closing, to credit for such service under the corresponding Employee Plan), except (A) for any purpose where service credit for the applicable period is not provided to participants generally, or (B) to the extent such credit would result in a duplication of benefits.
(d)    Seller’s 401(k) Savings Plans. Seller shall (i) terminate the Micron Optics, Inc. 401(k) Plan (the “401(k) Plan”) as soon as practicable, (ii) cause the account balances of all participants in the 401(k) Plan to be fully vested effective immediately prior to the Closing Date; and (iii) take any actions necessary to ensure that the account balances of participants in the 401(k) Plan are distributable from the 401(k) Plan on, or as soon as administratively practicable after, the Closing Date. As of the Closing Date, Buyer shall cover (or cause to be covered) each Transferred Employee under a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code (the “Buyer Plan”). Buyer shall cause each Transferred Employee who (i) was a participant in the 401(k) Plan, (ii) has an account balance under the 401(k) Plan and (iii) is then an employee of Buyer, to be permitted to roll over such account balance (including any outstanding loan) to the Buyer Plan, provided that such rollover is elected by the eligible Transferred Employee before the first anniversary of the Closing Date.
(e)    No Transfer of Assets. Seller shall not make any transfer of pension or other employee benefit plan assets to Buyer.
(f)    Collective Bargaining Matters, Severance. Buyer will set its own initial terms and conditions of employment for the Transferred Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions.
(g)    General Employee Provisions.
(i)    Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.
(ii)    Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.
(iii)    If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.
(iv)    Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Transferred Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement. While Buyer anticipates extending offers of employment to substantially all of Seller’s Active Employees subject to applicable Legal Requirements, Buyer shall have no responsibility to offer employment to any Active Employee for whom an I-9 form has not been furnished.
(v)    Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

10.2	PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER
Except as otherwise contemplated by this Agreement, Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

10.3	PAYMENT OF OTHER RETAINED LIABILITIES
In addition to payment of Taxes pursuant to Section 10.2, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement. Without limiting the generality of the foregoing, Seller shall use commercially reasonably efforts to resolve the matters described on Schedule 3X.

10.4	CHANGE OF NAME
Within 30 days after the Closing Date, Seller shall amend its Governing Documents and take all other actions necessary to change to change its corporate name from “Micron Optics” to a dissimilar name and shall no longer use, whether directly or indirectly, any name or mark similar to “Micron Optics,” except as may be incidental to acting pursuant to Sections 2.9(b) and 10.13.

10.5	RESTRICTIONS ON SELLER DISSOLUTION AND DISTRIBUTIONS
Seller shall remain in existence and in good standing in the State of Georgia for at least 24 months following the Closing Date, during which time Seller shall not file for dissolution. Seller shall not be prevented from making dividends or distributions to its shareholders or creditors, including distributions of the Purchase Price; provided that such distributions are in accordance with applicable Legal Requirements and this Agreement.

10.6	REMOVING EXCLUDED ASSETS
On or before the Closing Date, Seller shall remove all Excluded Assets from the Facilities.

10.7	ASSISTANCE IN PROCEEDINGS
(a)    Seller will, provided that Buyer shall reimburse Seller’s out-of-pocket expenses, cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its Business..
(b)    Seller agrees to assist Buyer, as reasonably requested by Buyer, in the preparation of any required financial statements or other disclosures required by the rules and regulations of the SEC (including Regulation S-X) relating to Seller, including, without limitation, in the preparation of post-Closing financial statements (including pro forma financial statements) and the timely preparation of required SEC reports to be filed or furnished by Buyer. In connection with the foregoing, Seller agrees to provide access to financial and other relevant information, as needed, in order to prepare such required financial statements and make such other disclosures.

10.8	NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT
(a)    Noncompetition. For a period of 5 years after the Closing Date (the “Restricted Period”), Seller shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in a business that competes with the Business (“Competing Business”), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) 2% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.
(b)    Nonsolicitation. During the Restricted Period, Seller shall not, directly or indirectly:
(i)    solicit the business of any Person who is a customer of Buyer in a manner competitive with the Business;
(ii)    cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;
(iii)    cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or
(iv)    hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.
(c)    Nondisparagement. After the Closing Date, neither Seller nor Buyer will disparage Buyer or any of Buyer’s Representatives or Seller or Seller’s Representatives, as the case may be.
(d)    Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.8(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.8 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage conferred on Seller.

10.9	CUSTOMER AND OTHER BUSINESS RELATIONSHIPS
After the Closing, Seller will cooperate with Buyer, provided that Buyer shall reimburse Seller’s out-of-pocket expenses and compensate personnel (other than Transferred Employees) reasonably for their time, in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all business inquiries relating to the Business.

10.10	RETENTION OF AND ACCESS TO RECORDS
After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller its Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

10.11	FURTHER ASSURANCES
Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

10.12	INSURANCE CLAIMS
After the Closing, Buyer shall have the right to submit to Seller any claims for any Losses related to the Business with respect to which Seller would be required to indemnify Buyer pursuant to Article 11 and that are covered by the Insurance Policies arising out of insured incidents to the extent occurring from the date coverage thereunder first commenced until the Closing. With respect to any such claim, Seller shall submit such claim and use its commercially reasonable efforts to administer such claims on behalf of the Buyer and to seek reasonable recovery under the applicable insurance provisions of the Insurance Policies covering Losses related to the Business to the same extent as it would if such Losses were Losses of Seller and to the extent that the terms and conditions of any such policies so allow and Seller shall pay to Buyer the amount of such recovery within 30 days after receipt thereof.
10.13    SELLER RECEIVABLES AND PAYABLES
From and after the Closing, if Seller or any of its Affiliates receives or collects any funds attributable to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within 30 days after its receipt thereof, unless used to fund payments of Current Liabilities pursuant to the following sentence. From and after Closing for a period of up to 6 months, at Buyer’s request and direction and subject to the availability of the foregoing funds or other funding from Buyer, Seller shall make payment of Current Liabilities.

11.	Indemnification; Remedies

11.1	SURVIVAL
Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by pursuant to this Agreement shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing for the duration of the applicable statutes of limitation. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

11.2	INDEMNIFICATION BY SELLER
Subject to the other terms and conditions of this Section 11, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees to the extent based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); provided, however, that, once there is such a breach or inaccuracy, qualifications as to material, materiality or similar qualifier contained in such representations and warranties shall not be given effect for the sole purpose of calculating the amount of any Losses;
(b)    any breach of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;
(c)    any Excluded Asset or any Retained Liability; or
(d)    any Third Party Claim to the extent it is based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising prior to the Closing Effective Time.

11.3	INDEMNIFICATION BY BUYER
Subject to the other terms and conditions of this Section 11, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties to the extent based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;
(c)    any Assumed Liability; or
(d)    any Third Party Claim to the extent it is based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising after the Closing Effective Time;

11.4	CERTAIN LIMITATIONS
The indemnification provided for in Section 11.2 shall be subject to the following limitations:
(a)    Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 11.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 11.2(a) exceeds $50,000 (the “Basket”), in which event Seller shall only be required to pay or be liable for Losses in excess of the Basket. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 11.2(a) shall not exceed the Escrow Amount.
(b)    Notwithstanding the foregoing, the limitations set forth in Section 11.4(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in the Seller Fundamental Representations.
(c)    Notwithstanding anything herein to the contrary, from and after the Closing, any claims or indemnification under Section 11.2 shall, subject to the foregoing provisions of this Section 11.4, be satisfied (i) first, to the extent recovery is available under the Escrow Fund, pursuant to the Escrow Agreement, and (ii) second, to the extent recovery is not available under the Escrow Fund, directly by Seller.

11.5	INDEMNIFICATION PROCEDURES
The party making a claim under this Section 11 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 11 is referred to as the “Indemnifying Party”.
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, (i) unless the applicable survival period has expired pursuant to Section 11.1 or (ii) except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 11.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 11.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Article 12) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 11.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any claim by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, (i) unless the applicable survival period has expired pursuant to Section 11.1 or (ii) except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

11.6	PAYMENTS
Once a Loss is agreed to or accepted by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 11, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15-Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a monthly compounded rate equal to three-month LIBOR (or similar successor rate) plus 2% per annum. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

11.7	TAX TREATMENT OF INDEMNIFICATION PAYMENTS; NET OF INSURANCE
All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Legal Requirement. The amount of any Losses for which indemnification is provided under this Article 11 shall be net of any amounts actually recovered by the Indemnified Party under insurance coverage with respect to such Losses (minus the out-of-pocket expenses of pursuing payment of such amounts and any retrospective premium adjustments, as applicable).

11.8	EXCLUSIVE REMEDIES; EFFECT OF INVESTIGATION
(a)    Subject to Section 10.8 and Section 13.5, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual fraud or intentional wrongful misconduct on the part of a party hereto in connection with the Contemplated Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 11. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Legal Requirement, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this Article 11. Nothing in this Section11.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s actual fraud or intentional wrongful misconduct.
(b)    The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Article 7 or Article 8, as the case may be.

12.	Confidentiality
This Agreement and all information disclosed to a party or its Representatives by another party or its Representatives pursuant to this Agreement or any of the other Transaction Documents shall be governed by the Nondisclosure Agreement. The Nondisclosure Agreement shall survive any termination of this Agreement. Following the Closing, Buyer’s “Confidential Information” (as defined in the Nondisclosure Agreement) shall include any and all confidential or proprietary information related to the Business, the Purchased Assets and the Assumed Liabilities (for the avoidance of doubt, following the Closing none of the foregoing shall be considered Seller’s or any Shareholder’s “Confidential Information” thereunder), and for such purpose Seller shall be deemed to be a Receiving Party with respect thereto.

13.	General Provisions

13.1	EXPENSES
Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

13.2	PUBLIC ANNOUNCEMENTS
The parties agree that they shall cooperate in respect of any public press release or public announcement, statement or disclosure concerning the Contemplated Transactions, except for any release or announcement as may be required by applicable Legal Requirement or applicable stock exchange regulation (including Buyer making a public announcement through the filing of a Current Report on Form 8-K upon execution of this Agreement or otherwise). Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

13.3	NOTICES
All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a party may designate by notice to the other parties):
Seller (before the Closing):

Micron Optics, Inc.
Attention:
1852 Century Place NE, First Floor
Atlanta GA 30345
Email:

with a mandatory copy to (which shall not constitute notice):

Ward Council
P.O. Box 72305
Marietta, GA 30007
E-mail: ward@wardcouncillaw.com

Seller (after the Closing):

Cerulean Sunset, Inc.
Attention: Todd Haber
1852 Century Place
Suite 100
Atlanta, GA 30345
E-mail: todd.haber@me.com

with a mandatory copy to (which shall not constitute notice):

Ward Council
P.O. Box 72305
Marietta, GA 30007
E-mail: ward@wardcouncillaw.com

Buyer and Buyer Guarantor:

Luna Innovations Incorporated
301 1st Street, SW, Suite 200
Roanoke, VA 24011
Attention: Scott Graeff
E-mail: graeffs@lunainc.com

with a mandatory copy to (which shall not constitute notice):

Woods Rogers, PLC
Wells Fargo Tower, 14th Floor
10 S. Jefferson Street
Roanoke, VA 24011
Attention: Fourd Kemper
E-mail: fkemper@woodsrogers.com

13.4	JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL
(a)    Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the state, or, if it has or can acquire jurisdiction, in the United States District Court, in the jurisdiction of which the principal office of the defendant is located, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.4(b).

13.5	ENFORCEMENT OF AGREEMENT
Each party acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by a party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, each party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without the requirement of posting a bond.

13.6	WAIVER; REMEDIES CUMULATIVE
Subject to Section 9.2 until Closing and subject to Section 11.8 after Closing, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7	ENTIRE AGREEMENT AND MODIFICATION
This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent) and constitutes (along with the Transaction Documents and the Nondisclosure Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8	ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS
No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors, heirs and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.

13.9	SEVERABILITY
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10	CONSTRUCTION
The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Schedules.

13.11	TIME OF ESSENCE
With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.12	GOVERNING LAW
This Agreement will be governed by and construed under the laws of the Commonwealth of Virginia without regard to conflicts-of-laws principles that would require the application of any other law.

13.13	EXECUTION OF AGREEMENT
This Agreement may be executed by electronic transmission and in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic transmission shall be deemed to be their original signatures for all purposes.

13.14	BUYER GUARANTOR
Subject to the prior satisfaction of any conditions set forth herein, Buyer Guarantor unconditionally and irrevocably agrees to take any and all actions necessary to cause Buyer to perform all of its covenants, agreements and obligations under this Agreement and any Transaction Document to which Buyer is a party, including with respect to the consummation of the transactions contemplated thereby, and Buyer Guarantor shall be liable for any breach by any Buyer of any representation, warranty, covenant, agreement or obligation under this Agreement or any Transaction Document.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:	SELLER:

LUNA TECHNOLOGIES, INC.	MICRON OPTICS, INC.

By: /s/ Scott A. Graeff	By: /s/ Todd Harber
Name: Scott A. Graeff	Name: Todd Harber
Title: President	Title: CEO

BUYER GUARANTOR:

LUNA INNOVATIONS INCORPORATED

By: /s/ Scott A. Graeff
Name: Scott A. Graeff
Title: President & CEO

EXHIBIT INDEX
Exhibit A-1        Applicable Accounting Principles
Exhibit A-2        Material Consents
Exhibit B        Bill of Sale
Exhibit C        Assignment and Assumption Agreement
Exhibit D        Intellectual Property Assignment
Exhibit E        Escrow Agreement
Exhibit F        Assignment and Assumption of Lease

Exhibit A-1
Applicable Accounting Principles

1.
Seller has a 64% ownership stake (the “CMIWS Stake”) in CMIWS Co Ltd., a company organized under the laws of Japan (“CMIWS”). CMIWS is Seller’s distributor in Japan. The CMIWS financial statements are not consolidated with those of Seller. The CMIWS Stake is carried at the lower of cost or market on the balance sheet. The CMIWS Stake is a passive investment: Seller management takes no part in the day-to-day operations of CMIWS. The CMIWS Stake is an Excluded Asset.

2.
Finished goods inventory value does not include manufacturing labor costs or overhead allocations. Manufacturing labor costs are expensed as incurred. The value of finished goods inventory is the sum of the individual component costs based on the bill of materials.

3.	Prior to August 2018, Seller did not accrue earned but unused personal time off. At each year-end, carryover of accrued personal time off is capped at 40 hours per employee.

4.
Seller does not account for income taxes in accordance with GAAP. Seller has significant net operating loss carryforwards (“NOLs”) and management has determined that it is appropriate to maintain a 100% valuation allowance against the deferred tax asset arising from the NOLs. Management has not performed a detailed analysis of the individual current and deferred tax assets and liabilities to confirm whether netting all current and long-term assets and liabilities against the valuation allowance is appropriate.

5.
The Company accrues the costs of providing warranty services, but does not regularly analyze the accrual to determine whether or not it is adequate. For billable warranty extensions, revenue is recognized when billed, not deferred and recognized ratable over the warranty extension period.

Exhibit A-2
Material Consents

1.	Consent to assignment of the Supply Agreement between Hexagon (TESA SA) and Seller, as amended.

2.	Consent to assignment of Seller’s Lease with Landlord, as amended (already obtained).

{2361285-1, 110610-00008-01}